Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated October 26, 2007, relating to the financial statements and the related financial statement schedule of Walgreen Co. (the “Company”) (which report expresses an unqualified opinion and contains an explanatory paragraph referring to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) , “Share-Based Payment” and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”) and the effectiveness of the Company’s internal control over financial reporting of Walgreen Co., appearing in and incorporated by reference in the Annual Report on Form 10-K of Walgreen Co. for the year ended August 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.
/s/ Deloitte & Touche LLP

Chicago, IL
July 14, 2008